PRESS RELEASE


FOR IMMEDIATE RELEASE:             CONTACT:

CompX International Inc.           Joseph S. Compofelice
200 Old Mill Road                  Chief Executive Officer
Mauldin, South Carolina  29662     (281) 423-3303



    DAVID A. CARTER APPOINTED VICE PRESIDENT, BUSINESS DEVELOPMENT FOR COMPX
                               INTERNATIONAL INC.


     KITCHENER, ONTARIO, CANADA ... September 24, 1998 ... CompX International Inc. (NYSE: CIX) announced today that effective October 1, 1998, David A. Carter has been appointed Vice President, Business Development for CompX International Inc.

     Dave Carter, age 44, has been with the Waterloo division of CompX for 7 years, most recently serving as Vice President, Sales and Marketing. Prior to that, Dave held management positions at several companies in related components industries.

     In his new capacity, Dave will report to Joseph S. Compofelice, Chairman and Chief Executive Officer of CompX International Inc. Mr. Compofelice indicated that "Dave will be heading up a newly created group at CompX, whose resources will be dedicated to accelerating growth through acquisitions, developing additional markets and distribution channels for the existing product lines of CompX, and developing additional product offerings in the office product components area."

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.


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